Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Phillip G. Creek
Senior Vice President, Chief Financial Officer
M/I Homes, Inc.
(614) 418-8011

M/I Homes Reports
First Quarter Results

Columbus, Ohio (April 25, 2006) - M/I Homes, Inc. (NYSE:MHO) announced results for the first quarter ended March 31, 2006.

The Company recorded net income of $16.4 million and diluted earnings per share of $1.14 in 2006’s first quarter compared to 2005’s net income and diluted earnings per share of $16.7 million and $1.16, respectively. Net income and diluted earnings per share in 2006’s first quarter include a $0.6 million and $.04 net of tax charge, respectively, for stock option expense related to implementation of SFAS 123R, Share Based Payments. Total revenue for the first quarter reached a record $259 million, up 7% from the same period in 2005.

Backlog of homes at March 31, 2006 reached a record high sales value of $1.1 billion, with average sales price increasing 13% to a record high $346,000 and backlog units increasing 4% to 3,112. Backlog of homes at March 31, 2005 had a sales value of $913 million with an average sales price of $305,000 and backlog units were 2,991. Homes delivered were 832 for the three months ended March 31, 2006 compared to 775 reported for the same period of 2005. New contracts for the first quarter of 2006 rose 5% to 1,137 when compared to 1,078 recorded in 2005’s first quarter. M/I Homes had 155 active communities at March 31, 2006 compared to 130 at March 31, 2005.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “Our first quarter results were in-line with our expectations with gross and operating margins of 27.3% and 11.4%, respectively. Our Florida and North Carolina markets continue to be strong, while Washington, D.C. is experiencing pricing pressures and higher cancellations. Conditions in our Columbus, Indianapolis and Cincinnati markets continue to be challenging. We remain focused on new community openings and plan to have 175 active communities by year-end. Given the strength of our record-setting backlog and our current expectation of delivering approximately 4,750 homes, we believe 2006 will be our eleventh consecutive record year producing record diluted earnings per share ranging between $7.55 and $7.75 - this estimate reconfirms our previous guidance.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. EDT. To hear the call, log on to the M/I Homes’ website at mihomes.com, click on the “Investor Relations” section of the site, and select “Listen to the Conference Call.” The call, along with any applicable reconciliation of non-GAAP financial measures, will continue to be available on our website through April 25, 2007.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered nearly 65,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Homes and Shamrock Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; Delaware; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

M/I Homes, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended March 31,

	2006	2005

Revenue	$259,055	$241,399

Net income	$ 16,378	$ 16,746

Earnings per share
Basic	$ 1.16	$ 1.18
Diluted	$ 1.14	$ 1.16

Weighted average shares outstanding
Basic	14,110	14,238
Diluted	14,313	14,498

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005

Revenue	$ 259,055	$241,399
Gross margin	70,689	60,725
General and administrative expense	20,199	14,475
Selling expense	20,913	16,934
Operating income	29,577	29,316
Interest expense	3,161	1,863
Income before income taxes	26,416	27,453
Income taxes	10,038	10,707
Net income	$ 16,378	$ 16,746

Additional Information:
Housing revenue	$ 247,990	$215,527
Land revenue	$ 1,650	$ 8,739
Financial services revenue	$ 6,987	$ 7,691
Eliminations/other - net	$ 2,428	$ 9,442

Land profit	$ 153	$ 1,248

Financial services pre-tax income	$ 4,067	$ 5,304

Average Closing Price	$ 298	$ 278

EBITDA	$ 31,645	$ 31,543
Interest incurred	$ 9,255	$ 3,450
Interest amortized to cost of sales	$ 857	$ 1,833
Depreciation and amortization	$ 1,545	$ 744

Cash used in operating activities	$ (97,405)	$ (3,804)
Cash used in investing activities	$ (8,395)	$ (8,656)
Cash from financing activities	$ 90,998	$ 12,387

Units:
New contracts	1,137	1,078
Homes delivered	832	775

	March 31,
	2006	2005
Backlog:
Units	3,112	2,991
Aggregate sales value	$1,076,000	$913,000
Average sales price	$ 346	$ 305

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands, except per share amounts)

	March 31,
	2006	2005
Balance Sheet and Operating Data:
Unrestricted cash	$ 10,283	$ 2,278

Homebuilding inventory:
Lots, land and land development costs	$ 862,404	$ 587,069
Houses under construction	341,729	$ 258,180
Land purchase deposits	12,716	5,868
Other	14,815	13,507
Total homebuilding inventory	$1,231,664	$ 864,624

Total assets	$1,420,373	$1,007,581
Homebuilding debt	$ 592,575	$ 321,291
Shareholders’ equity	$ 597,153	$ 508,792
Book value per share	$ 42.61	$ 35.56
Homebuilding debt/capital ratio	50%	39%